UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell BRUCE AUST TONIA PANKOPF
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the “Annual Meeting”) of WisdomTree, Inc., a Delaware corporation (the “Company”).

On May 25, 2023, a representative of ETFS Capital was quoted in the following article published by Citywire:

Passive aggressive: WisdomTree attacks activist’s board nominees (again)

The battle for power at the ETF provider has become an increasingly bitter war of words between the fund house and its largest shareholder.

Citywire

By Chris Sloley

25 May 2023

WisdomTree is not turning down the volume on its bitter public battle with largest shareholder Graham Tuckwell and is warning its other shareholders that his board nominees lack the skill, competence and ability to help lead the company.

The New York-based group had stepped up its rhetoric at the start of the month when it claimed Tuckwell’s proposals for the firm were ‘self-serving’ and urged shareholders to ignore his suggestions ahead of next month’s annual general meeting (AGM).

Tuckwell holds more than 10% of WisdomTree stock through ETFS Capital. He received the shares by selling his company’s European asset management business to WisdomTree in 2018.

In the period since, WisdomTree and Tuckwell have clashed over the direction of the company and its attempt to move more into the world of crypto and blockchain-based investing.

In March 2022, Tuckwell and Lion Point Capital published an open letter to WisdomTree management calling on WisdomTree chief executive Jonathan Steinberg to be replaced. The activists believed the company had lost credibility under his stewardship.

Tuckwell proposed three additions to the board: famed exchange-traded fund (ETF) investor Deborah Fuhr, State Street Global Advisors’ former CIO Lynn Blake, and himself. He has since amended this proposal to include himself, Bruce E Aust, strategic advisor to the Anthemis Group, and Tonia Pankopf, managing partner of Pareto Advisors.

In its latest note, published on 25 May, WisdomTree said the two names recruited by Tuckwell for this proxy contest are not experienced enough for the role.

The asset manager wrote: ‘[They] do not come close to compensating for what we would lose should they replace any of our nominees. Neither Mr Aust nor Ms Pankopf bring any public company C-suite experience or ETF operational experience.

‘They also do not have any digital or technology experience, a skillset we need on our board as we invest in growth initiatives, including digital assets, tokenization and blockchain-enabled finance.’

Stepping up the explanation, WisdomTree said Pankopf has a history of ‘stockholder value destruction’ in her previous board roles. And it said Aust has no relevant experience at a senior level or in the direct areas of business for WisdomTree.

WisdomTree saved its most scathing critique for Tuckwell himself, who it branded as ‘simply unfit to serve on our board’. The company said he has no additional experience and would potentially be a ‘toxic’ presence within the board should he be voted in.

WisdomTree said: ‘Based on his public communications, we wonder if Mr Tuckwell is even familiar with the background of his own nominees.

‘He has criticised the board for – in his words – nominating “an individual with no ETF experience” and “no public board experience” (except a Spac), ignoring that he himself has nominated two individuals with no ETF experience, one of whom has no public board experience except for a Spac that is currently being liquidated.’

ETFS Capital was contacted by Citywire Selector earlier this month for its view on the ongoing exchanges with WisdomTree.

A spokesperson said: ‘We are disappointed at the WisdomTree board and management’s latest desperate attempt to smear Graham Tuckwell and ETFS Capital, and to mislead and distract stockholders from their value destructive stewardship of the company.

‘WisdomTree’s entrenched board and management team has failed to capitalize on the enormous opportunity available to it and failed to translate record [assets under management] into revenue growth and operating margins.

‘ETFS Capital is WisdomTree’s largest stockholder, and our nominees will contribute urgently needed ETF expertise, management oversight, and fresh perspective to drive value for all stockholders.’

WisdomTree’s AGM will take place on 16 June.